Anastasia D. Kelly Senior Vice President and General Counsel Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, IL 60179	Exhibit 5

December 6, 2002

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Drive
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

            I am Senior Vice President and General Counsel of Sears, Roebuck and Co. ("Sears"). I have examined (i) Registration Statement No. 333-92082, as amended, as filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $9,500,000,000 aggregate principal amount of debt securities (the "Debt Securities") of Sears Roebuck Acceptance Corp. ("SRAC") for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated December 6, 2002 (the "Prospectus"), relating to the offering and sale of Debt Securities, which is part of the Registration Statement, and the Prospectus Supplement, dated December 6, 2002 (the "Prospectus Supplement"), relating to the offering and sale up to $2,000,000,000 aggregate principal amount of Sears Roebuck Acceptance Corp. InterNotes→ ("Notes") of SRAC; (iii) the Indenture dated as of October 1, 2002 between SRAC and BNY Midwest Trust Company, as Trustee, governing the Notes (the "Indenture"); (iv) the Selling Agent Agreement dated December 6, 2002 among the Company, Sears, Incapital LLC, Banc of America Securities LLC, A.G. Edwards & Sons, Inc., Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Quick & Reilly Inc., RBC Dain Rauscher Inc., UBS PaineWebber Inc., U.S. Bancorp Piper Jaffray Inc. and Wachovia Securities, Inc., as Agents for the Notes; and (v) the form of Note. I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the form of the Note, by SRAC in connection with the authorization, issuance and sale of the Notes.

            I am of the opinion that the Notes have been duly authorized and, when duly issued, executed, authenticated and delivered in the manner provided for in the Indenture and sold and paid for in accordance with the terms of the Selling Agent Agreement, will be legally issued and will constitute valid and binding obligations of SRAC, enforceable against SRAC in accordance with their terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated December 6, 2002.

            I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus and Prospectus Supplement.

Very truly yours, /s/ Anastasia D. Kelly